Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2018

Announces Various Value-Enhancing Real Estate Transactions

Non-Core Sales Reach $1 Billion Milestone, Increasing Concentration of Long-Term Relevant Real Estate

ALISO VIEJO, CA  – July 30, 2018 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate in the hospitality sector, today announced results for the second quarter ended June 30, 2018.

Second Quarter 2018 Operational Results (as compared to Second Quarter 2017):

•	Net income decreased 0.3% to $51.3 million. Excluding the effect of the gain on hotel sold during the second quarter of 2017, net income would have increased by 2.1%.
•

Income attributable to common stockholders per diluted common share decreased 4.8% to $0.20. Excluding the effect of the gain on hotel sold during the second quarter of 2017, income attributable to common stockholders per diluted common share would have been flat.

•	24 Hotel Comparable Portfolio RevPAR increased 2.0% to $195.85.
•

24 Hotel Comparable Portfolio Adjusted EBITDAre Margin,  excluding prior year property tax adjustments, net decreased 60 basis points to 34.1%. Excluding the Hyatt Regency San Francisco, the JW Marriott New Orleans, the Marriott Boston Long Wharf and the Renaissance Los Angeles Airport, all of which were under rooms renovation during the second quarter of 2018, the 20 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net would have increased 10 basis points.

•	Adjusted EBITDAre, excluding noncontrolling interest decreased 1.0% to $101.2 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 2.6% to $0.37.

John Arabia,  President and Chief Executive Officer, stated, “Our portfolio operating results exceeded our expectations due to stronger-than-anticipated room rate growth and significant increases in both food and beverage revenues and other income. As a result, our second quarter Adjusted EBITDAre and Adjusted FFO per diluted share exceeded the high end of our guidance, and we increased our full-year outlook for both operating fundamentals and earnings. In addition, we recently completed several transactions that enhance our portfolio quality. Following these transactions, we maintain significant financial capacity, which we expect to methodically and prudently invest into Long-Term Relevant Real Estate to further enhance our portfolio quality and earnings.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change

Net Income	$51.3	$51.4	(0.3)%		$89.7	$115.2	(22.1)%
Income Attributable to Common Stockholders per Diluted Share	$0.20	$0.21	(4.8)%		$0.35	$0.47	(25.5)%

24 Hotel Comparable Portfolio RevPAR (1)	$195.85	$192.07	2.0%		$178.58	$177.26	0.7%

24 Hotel Comparable Portfolio Occupancy (1)	85.5%	87.0%	(150)	bps	82.0%	82.8%	(80)	bps
24 Hotel Comparable Portfolio ADR (1)	$229.06	$220.77	3.8%		$217.78	$214.08	1.7%

24 Hotel Comparable Portfolio Adjusted EBITDAre Margin (1) (2)	34.1%	34.7%	(60)	bps	30.4%	31.5%	(110)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$101.2	$102.3	(1.0)%		$163.6	$171.8	(4.8)%
Adjusted FFO Attributable to Common Stockholders	$83.7	$84.9	(1.4)%		$129.6	$138.0	(6.1)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.37	$0.38	(2.6)%		$0.58	$0.63	(7.9)%

(1)

The 24 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of June 30, 2018, except the Hyatt Regency Newport Beach, which was classified as held for sale at June 30, 2018 and was subsequently sold in July 2018. The 24 Hotel Comparable Portfolio includes prior ownership results for the Oceans Edge Resort & Marina acquired in July 2017.

(2)	The 24 Hotel Comparable Portfolio Adjusted EBITDAre Margins exclude any prior year property tax adjustments, net.

Disclosures regarding the non-GAAP financial measures in this release are included on pages 6 through 8. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 11 through 16 of this release.

The Company’s actual results for the quarter ended June 30, 2018 compare to its guidance originally provided as follows:

Metric	Prior Quarter Ended June 30, 2018 Guidance (1)	Adjustments (2)	Adjusted Prior Second Quarter 2018 Guidance	Quarter Ended June 30, 2018 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$48 to $51	―	$48 to $51	$51	+ $2
25 Hotel Comparable Portfolio RevPAR Growth (3)	+ 0.5% to + 2.5%	―	+ 0.5% to + 2.5%	2.0%	+ 0.5%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$96 to $99	―	$96 to $99	$101	+ $4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$77 to $81	―	$77 to $81	$84	+ $5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.34 to $0.36	$0	$0.34 to $0.36	$0.37	+ $0.02
Diluted Weighted Average Shares Outstanding	224,800,000	+ 800,000	225,600,000	225,500,000	- 100,000

(1)	Reflects guidance presented on May 7, 2018.
(2)	Adjustments reflect the weighted average of the common shares issued during the second quarter 2018 under the Company's ATM Agreements.
(3)

The 25 Hotel Comparable Portfolio RevPAR Growth is comprised of all 25 hotels owned by the Company as of June 30, 2018, and includes prior ownership results for the Oceans Edge Resort & Marina acquired in July 2017.

Recent Developments

On July 12, 2018, a subsidiary of the Company purchased the land underlying the  501-room JW Marriott New Orleans for $15.0 million. Prior to this purchase, the Company leased the approximately one acre of land from an unaffiliated third party for an annual rent payment of $625,000. The ground rent is reset every 10 years based on market factors, with the next rent reset scheduled for 2024.

On July 10, 2018, the Company sold the leasehold interest in the 408-room Hyatt Regency Newport Beach for a gross sale price of $95.0 million or approximately $233,000 per key. The hotel is subject to a short term ground lease that is scheduled to mature in 2048. The sale price represents a 9.7x multiple on trailing 12-month hotel Adjusted EBITDAre and an 8.6% capitalization rate on trailing 12-month net operating income.

On May 31, 2018, the Company acquired the exclusive perpetual rights to use portions of the Renaissance Washington DC building that the Company had previously leased from an unaffiliated third party for $18.4 million, including closing costs. The acquisition eliminates approximately $1.3 million of annual space rent.

During the second quarter of 2018, the Company issued 2,590,854 shares of its common stock for gross proceeds of $45.1 million. The shares were issued in connection with an “At the Market” (“ATM”) program pursuant to Equity Distribution Agreements (“ATM Agreements”), which the Company entered into during the first quarter of 2017 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. Under the ATM Agreements, the Company is authorized to issue common stock having an aggregate offering amount of up to $300.0 million. As of June 30, 2018, the Company had $175.5 million available for sale under the ATM Agreements.

John Arabia added, “The combination of these transactions further advances our strategy of owning a portfolio of Long-Term Relevant Real Estate. Over the last three years we have sold approximately $1.0 billion of our lower quality or leasehold hotels, and redeployed a portion of those proceeds into Long-Term Relevant Real Estate. Additionally, following these transactions, our percentage of earnings generated from hotels subject to ground leases has declined over the past several years from approximately 50% to approximately 18%.”

Balance Sheet/Liquidity Update

As of June  30, 2018, the Company had $619.9 million of cash and cash equivalents, including restricted cash of $75.0 million, total assets of $3.8 billion, including $3.1 billion of net investments in hotel properties, total consolidated debt of $986.6 million and stockholders’ equity of $2.6 billion.

Capital Improvements

The Company invested $41.3 million into capital improvements of its portfolio during the three months ended June 30, 2018.  In 2018, the Company expects to invest approximately $150 million to $175 million into its portfolio. Several of the 2018 projects began in the fourth quarter 2017 and have been completed during the first half of 2018. Based on the expected timing and scope of its 2018 projects, the Company expects $9 million to $11 million of total revenue displacement related to all capital projects in 2018, of which approximately $9 million of total revenue displacement was incurred during the first half of 2018.  The anticipated revenue displacement is expected to reduce the Company’s 2018 total Comparable Portfolio RevPAR growth by approximately 100 basis points. A selection of the Company’s planned 2018 capital investment projects include:

•

Renaissance Orlando at SeaWorld®:  The Company is currently constructing 46,500 square  feet of new meeting space, including a 16,400 square  foot ballroom, on vacant land adjacent to the hotel’s existing 150,000 square  feet of total event and meeting space. Total cost for the new meeting space is expected to be $22 million to $24 million, with a portion spent in 2017. The new, state-of-the-art meeting space is expected to allow the hotel to increase the number of group rooms sold by approximately 20,000 room nights annually. Construction of the new meeting space began during the fourth quarter 2017, and is expected to be completed during the first quarter 2019. The Company expects zero to $1 million of total revenue displacement during the second half of 2018 related to the construction.

•

Marriott Boston Long Wharf:  The Company expects to invest approximately $31 million, with a portion spent in 2017, to renovate all 412 guestrooms and suites. The renovation, which will better position the hotel with high-end group and business travelers, includes the complete redesign of all guestrooms and bathrooms, including enlarging many of the existing bathrooms and converting 346 bathtubs to showers, as well as expanding and upgrading the concierge lounge. The renovation began during the fourth quarter 2017, and is substantially complete. Approximately $6 million of total revenue  was displaced during the first half of 2018.

•

JW Marriott New Orleans:  The Company expects to invest $26 million to $28 million, with a portion spent in 2017, to renovate all 501 guestrooms and suites. The renovation includes the complete redesign of all guestrooms and bathrooms, including enlarging many of the existing bathrooms and converting 381 bathtubs to showers. The renovation began during the second quarter 2018, and is expected to be completed during the fourth quarter 2018. The Company expects $2 million to $3 million of total revenue displacement during 2018.

2018 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, noncash impairment expense, changes in deferred tax assets or valuation allowances, severance costs associated with restructuring hotel services, uninsured property losses, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, or unannounced financings during 2018.  The Company’s 2018 guidance does include anticipated displacement from the scheduled 2018 capital investment projects. The Company expects the negative impact of its 2018 capital investment projects to result in approximately 100 basis points less annual RevPAR growth and approximately $6 million to $8 million less Adjusted EBITDAre, excluding noncontrolling interest.  The Company’s 2018 guidance does not anticipate any acceleration in business travel resulting from the recent federal tax cuts or other stimulus programs.

For the third quarter of 2018, the Company expects:

Metric	Quarter Ended September 30, 2018 Guidance (1)
Net Income ($ millions)	$84 to $88
24 Hotel Comparable Portfolio RevPAR Growth	+ 1.25% to + 3.25%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$79 to $82
Adjusted FFO Attributable to Common Stockholders ($ millions)	$62 to $65
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.27 to $0.29
Diluted Weighted Average Shares Outstanding	227,500,000

For the full year of 2018, the Company expects:

Metric	Prior Full Year 2018 Guidance (2)	Adjustments (3)	Adjusted Prior Full Year 2018 Guidance	Current Full Year 2018 Guidance (1)	Change in Full Year 2018 Guidance Midpoint
Net Income ($ millions)	$145 to $164	+ $48	$193 to $212	$193 to $210	- $1
24 Hotel Comparable Portfolio RevPAR Growth	0% to + 2.5%	―	0% to + 2.5%	+ 0.5% to + 2.5%	+ 0.25%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$310 to $328	- $5	$305 to $323	$310 to $326	+ $4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$242 to $261	- $5	$237 to $256	$242 to $258	+ $4
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.07 to $1.16	- $0.02	$1.05 to $1.13	$1.07 to $1.14	+ $0.02
Diluted Weighted Average Shares Outstanding	225,000,000	+ 1,500,000	226,500,000	226,500,000	―

(1)	See pages 13 and 14 for detailed reconciliations of Net Income to non-GAAP financial measures.
(2)	Reflects guidance presented on May 7, 2018.
(3)

Adjustments reflect the operating results for the Hyatt Regency Newport Beach before its sale in July 2018, as well as the estimated gain on the sale of the hotel. Adjustments also reflect the acquisitions of certain space at the Renaissance Washington DC and the land underlying the JW Marriott New Orleans, both of which were previously leased from unaffiliated third parties, and the weighted average of the common shares issued during the second quarter 2018 under the Company's ATM Agreements.

Third quarter and full year 2018 guidance are based in part on the following assumptions:

•

Full year 24 Hotel Comparable Portfolio RevPAR guidance is negatively impacted by approximately 100  basis points, resulting from planned 2018 capital investment projects, a selection of which are discussed above.

•	Full year revenue displacement of $9 million to $11 million, related to planned 2018 capital investment projects.
•	Full year Adjusted EBITDAre, excluding noncontrolling interest displacement of approximately $6 million to $8 million, related to planned 2018 capital investment projects.
•

Full year 24 Hotel Comparable Portfolio Adjusted EBITDAre Margin is expected to decline 50 basis points to 100 basis points, which is negatively impacted by approximately 40 basis points resulting from planned 2018 capital investment projects.

•	Full year corporate overhead expense (excluding deferred stock amortization) of approximately $21 million.

•	Full year amortization of deferred stock compensation expense of approximately $9 million.
•

Full year interest expense of approximately $45 million, including approximately $3 million in amortization of deferred financing fees, approximately $2 million of capital lease obligation interest and approximately $4 million noncash gain on derivatives.

•	Full year total preferred dividends of $13 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

On July 27, 2018, the Company’s board of directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on October  15, 2018 to stockholders of record as of September 28, 2018.

The Company expects to continue to pay a quarterly cash dividend of $0.05 per share of common stock throughout 2018. Consistent with the Company’s past practice and to the extent that the expected regular quarterly dividends for 2018 do not satisfy the annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch-up” dividend in January 2019. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter 2018 financial results on July 31, 2018, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-334-323-0522 and reference  confirmation code 6313754  to listen to the call live. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of July 30, 2018 has interests in 24  hotels comprised of 12,046 rooms. Sunstone’s primary business is to acquire, own, asset manage and renovate hotels considered to be Long-Term Relevant Real Estate, the majority of which are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns through the ownership of Long-Term Relevant Real Estate in the hospitality sector. Our values include transparency, trust, ethical conduct, honest communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to own hotels that will maintain a high appeal with travelers over long periods of time and will generate economic earnings materially in excess of recurring capital requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, changes in the European Union or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; severe weather events or other natural disasters; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of July 30, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre;  Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers.  NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre,  excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and

Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions. Our presentation of Adjusted EBITDAre, excluding noncontrolling interest results in a similar metric as our previous disclosure of Adjusted EBITDA.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Noncash ground rent: we exclude the noncash expense incurred from straight-lining our ground lease obligations as this expense does not reflect the actual rent amounts due to the respective lessors in the current period and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; property-level restructuring, severance and management transition costs; lease terminations; and property insurance proceeds or uninsured losses.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net income (loss) allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components.  We  also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. Additionally, we include an adjustment for the cash ground lease expenses recorded on the ground lease at the Courtyard by Marriott Los Angeles and the building lease at the Hyatt Centric Chicago Magnificent Mile. We determined that both of these leases are capital leases, and, therefore, we include a portion of the capital lease payments each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the actual rent due to both hotels’ lessors in the current period, as well as the operating performance of both hotels.  We  also exclude the effect of gains and losses on the disposition of undepreciable assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash interest on our derivatives and capital lease obligations,  the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership, as well as changes to deferred tax assets or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDAre and hotel  Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 24 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of June 30, 2018,  with the exception of  the Hyatt Regency Newport Beach, which we classified as held for sale at June 30, 2018 and subsequently sold in July 2018. Our 24 Hotel Comparable Portfolio includes both our results and the prior owner’s results for the Oceans Edge Resort & Marina acquired in July 2017. We obtained prior ownership information from the Oceans Edge Resort & Marina’s previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition. We caution you not to place undue reliance on the prior ownership information. We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre,  excluding noncontrolling interest, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages 11 and 12. Reconciliations and the components of hotel Adjusted EBITDAre and hotel  Adjusted EBITDAre margin are set forth on pages 15 and 16.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$544,900	$488,002
Restricted cash	74,989	71,309
Accounts receivable, net	46,540	34,219
Inventories	1,223	1,323
Prepaid expenses	11,289	10,464
Assets held for sale, net	42,389	122,807
Total current assets	721,330	728,124

Investment in hotel properties, net	3,089,181	3,106,066
Deferred financing fees, net	785	1,305
Other assets, net	34,317	22,317

Total assets	$3,845,613	$3,857,812

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$37,495	$31,810
Accrued payroll and employee benefits	19,776	26,687
Dividends and distributions payable	14,620	133,894
Other current liabilities	46,662	44,502
Current portion of notes payable, net	5,653	5,477
Liabilities of assets held for sale	4,061	189
Total current liabilities	128,267	242,559

Notes payable, less current portion, net	974,309	977,282
Capital lease obligations, less current portion	26,904	26,804
Other liabilities	30,802	28,989
Total liabilities	1,160,282	1,275,634

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 228,254,255 issued and outstanding at June 30, 2018 and 225,321,660 shares issued and outstanding at December 31, 2017	2,283	2,253
Additional paid in capital	2,724,379	2,679,221
Retained earnings	1,017,181	932,277
Cumulative dividends and distributions	(1,299,121)	(1,270,013)
Total stockholders' equity	2,634,722	2,533,738
Noncontrolling interest in consolidated joint venture	50,609	48,440
Total equity	2,685,331	2,582,178

Total liabilities and equity	$3,845,613	$3,857,812

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues
Room	$220,304	$223,653	$400,580	$414,020
Food and beverage	79,292	78,621	153,558	154,122
Other operating	17,851	16,522	34,755	31,397
Total revenues	317,447	318,796	588,893	599,539
Operating expenses
Room	54,900	54,557	105,995	105,849
Food and beverage	50,885	50,969	101,039	101,506
Other operating	4,357	4,033	8,298	7,864
Advertising and promotion	14,316	14,911	28,222	29,857
Repairs and maintenance	10,851	10,796	21,954	21,763
Utilities	6,974	7,291	14,449	14,513
Franchise costs	9,961	9,881	17,814	17,936
Property tax, ground lease and insurance	21,508	20,791	43,289	42,078
Other property-level expenses	35,518	35,766	69,425	70,504
Corporate overhead	7,594	7,573	14,696	14,352
Depreciation and amortization	37,334	39,525	74,022	80,332
Impairment loss	1,394	—	1,394	—
Total operating expenses	255,592	256,093	500,597	506,554
Operating income	61,855	62,703	88,296	92,985
Interest and other income	2,966	849	4,457	1,570
Interest expense	(11,184)	(13,084)	(20,060)	(24,333)
Loss on extinguishment of debt	—	—	—	(4)
Gain on sale of assets	—	1,189	15,659	45,474
Income before income taxes	53,637	51,657	88,352	115,692
Income tax (provision) benefit, net	(2,375)	(242)	1,365	(450)
Net income	51,262	51,415	89,717	115,242
Income from consolidated joint venture attributable to noncontrolling interest	(2,374)	(2,183)	(4,813)	(4,175)
Preferred stock dividends	(3,207)	(3,207)	(6,414)	(6,414)
Income attributable to common stockholders	$45,681	$46,025	$78,490	$104,653

Basic and diluted per share amounts:
Basic and diluted income attributable to common stockholders per common share	$0.20	$0.21	$0.35	$0.47

Basic and diluted weighted average common shares outstanding	225,232	220,130	224,760	219,614

Distributions declared per common share	$0.05	$0.05	$0.10	$0.10

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income	$51,262	$51,415	$89,717	$115,242
Operations held for investment:
Depreciation and amortization	37,334	39,525	74,022	80,332
Amortization of lease intangibles	63	63	126	126
Interest expense	11,184	13,084	20,060	24,333
Income tax provision (benefit), net	2,375	242	(1,365)	450
Loss (gain) on sale of assets, net	6	(1,180)	(15,663)	(45,750)
Impairment loss	1,394	—	1,394	—
EBITDAre	103,618	103,149	168,291	174,733

Operations held for investment:
Amortization of deferred stock compensation	2,865	2,591	4,865	4,340
Amortization of favorable and unfavorable contracts, net	2	96	5	195
Noncash ground rent	(292)	(285)	(573)	(560)
Capital lease obligation interest - cash ground rent	(589)	(351)	(1,178)	(702)
Loss on extinguishment of debt	—	—	—	4
Hurricane-related insurance proceeds net of uninsured losses	(1,084)	—	(1,015)	—
Closing costs - completed acquisitions	—	374	—	374
Prior year property tax adjustments, net	136	(101)	117	(101)
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,374)	(2,183)	(4,813)	(4,175)
Depreciation and amortization	(640)	(612)	(1,278)	(1,487)
Interest expense	(489)	(488)	(924)	(945)
Noncash ground rent	73	73	145	145
	(2,392)	(886)	(4,649)	(2,912)

Adjusted EBITDAre, excluding noncontrolling interest	$101,226	$102,263	$163,642	$171,821

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income	$51,262	$51,415	$89,717	$115,242
Preferred stock dividends	(3,207)	(3,207)	(6,414)	(6,414)
Operations held for investment:
Real estate depreciation and amortization	37,243	39,402	73,837	80,080
Amortization of lease intangibles	63	63	126	126
Loss (gain) on sale of assets, net	6	(1,180)	(15,663)	(45,750)
Impairment loss	1,394	—	1,394	—
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,374)	(2,183)	(4,813)	(4,175)
Real estate depreciation and amortization	(640)	(612)	(1,278)	(1,487)
FFO attributable to common stockholders	83,747	83,698	136,906	137,622

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	2	96	5	195
Noncash ground rent	(292)	(285)	(573)	(560)
Noncash interest on derivatives and capital lease obligations, net	(1,040)	1,006	(4,177)	349
Loss on extinguishment of debt	—	—	—	4
Hurricane-related insurance proceeds net of uninsured losses	(1,084)	—	(1,015)	—
Closing costs - completed acquisitions	—	374	—	374
Prior year property tax adjustments, net	136	(101)	117	(101)
Noncash income tax provision (benefit), net	2,147	—	(1,819)	—
Noncontrolling interest:
Noncash ground rent	73	73	145	145
Noncash interest on derivative, net	(4)	—	(1)	(4)
	(62)	1,163	(7,318)	402

Adjusted FFO attributable to common stockholders	$83,685	$84,861	$129,588	$138,024

FFO attributable to common stockholders per diluted share	$0.37	$0.38	$0.61	$0.63

Adjusted FFO attributable to common stockholders per diluted share	$0.37	$0.38	$0.58	$0.63

Basic weighted average shares outstanding	225,232	220,130	224,760	219,614
Shares associated with unvested restricted stock awards	277	291	310	277
Diluted weighted average shares outstanding	225,509	220,421	225,070	219,891

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Third Quarter 2018

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended
	September 30, 2018
	Low	High

Net income	$84,100	$87,600
Depreciation and amortization	36,100	36,000
Amortization of lease intangibles	100	100
Interest expense	12,600	12,400
Income tax provision	1,200	1,200
Gain on sale of assets, net	(53,000)	(53,100)
Noncontrolling interest	(3,300)	(3,400)
Amortization of deferred stock compensation	2,100	2,100
Noncash ground rent	(300)	(300)
Capital lease obligation interest - cash ground rent	(600)	(600)
Adjusted EBITDAre, excluding noncontrolling interest	$79,000	$82,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$84,100	$87,600
Preferred stock dividends	(3,200)	(3,200)
Real estate depreciation and amortization	36,000	35,900
Amortization of lease intangibles	100	100
Gain on sale of assets, net	(53,000)	(53,100)
Noncontrolling interest	(2,800)	(2,900)
Noncash ground rent	(300)	(300)
Noncash interest on derivatives and capital lease obligations, net	100	100
Noncash income tax provision	1,000	1,000
Adjusted FFO attributable to common stockholders	$62,000	$65,200

Adjusted FFO attributable to common stockholders per diluted share	$0.27	$0.29

Diluted weighted average shares outstanding	227,500	227,500

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2018

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre, Excluding Noncontrolling Interest

	Year Ended
	December 31, 2018
	Low	High

Net income	$193,300	$210,200
Depreciation and amortization	146,200	146,000
Amortization of lease intangibles	300	300
Interest expense	45,200	44,800
Income tax provision, net	100	100
Gain on sale of assets, net	(68,700)	(68,800)
Impairment loss	1,400	1,400
Noncontrolling interest	(12,400)	(12,600)
Amortization of deferred stock compensation	9,000	9,000
Noncash ground rent	(1,100)	(1,100)
Capital lease obligation interest - cash ground rent	(2,400)	(2,400)
Hurricane-related insurance proceeds net of uninsured losses	(1,000)	(1,000)
Prior year property tax adjustments, net	100	100
Adjusted EBITDAre, excluding noncontrolling interest	$310,000	$326,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$193,300	$210,200
Preferred stock dividends	(12,800)	(12,800)
Real estate depreciation and amortization	145,700	145,500
Amortization of lease intangibles	300	300
Gain on sale of assets, net	(68,700)	(68,800)
Impairment loss	1,400	1,400
Noncontrolling interest	(10,400)	(10,600)
Noncash ground rent	(1,100)	(1,100)
Noncash interest on derivatives and capital lease obligations, net	(4,100)	(4,100)
Hurricane-related insurance proceeds net of uninsured losses	(1,000)	(1,000)
Prior year property tax adjustments, net	100	100
Noncash income tax benefit, net	(800)	(800)
Adjusted FFO attributable to common stockholders	$241,900	$258,300

Adjusted FFO attributable to common stockholders per diluted share	$1.07	$1.14

Diluted weighted average shares outstanding	226,500	226,500

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

24 Hotel Comparable Portfolio Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

24 Hotel Comparable Portfolio Adjusted EBITDAre Margin (1)	34.1%	34.7%	30.4%	31.5%
24 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (2)	34.1%	34.7%	30.4%	31.5%

Total revenues	$317,447	$318,796	$588,893	$599,539
Non-hotel revenues (3)	(21)	(22)	(41)	(40)
Total Actual Hotel Revenues	317,426	318,774	588,852	599,499
Recently acquired hotel prior ownership revenues (4)	—	4,126	—	8,106
Held for sale hotel revenues (5)	(10,514)	(10,900)	(19,390)	(20,191)
Sold hotel revenues (6)	—	(15,210)	(603)	(33,554)
Total 24 Hotel Comparable Portfolio Revenues	$306,912	$296,790	$568,859	$553,860

Net income	$51,262	$51,415	$89,717	$115,242
Non-hotel revenues (3)	(21)	(22)	(41)	(40)
Non-hotel operating expenses, net (7)	(785)	(446)	(1,558)	(881)
Hurricane-related uninsured losses (8)	16	—	85	—
Corporate overhead	7,594	7,573	14,696	14,352
Depreciation and amortization	37,334	39,525	74,022	80,332
Impairment loss	1,394	—	1,394	—
Interest and other income	(2,966)	(849)	(4,457)	(1,570)
Interest expense	11,184	13,084	20,060	24,333
Loss on extinguishment of debt	—	—	—	4
Gain on sale of assets	—	(1,189)	(15,659)	(45,474)
Income tax provision (benefit), net	2,375	242	(1,365)	450
Actual Hotel Adjusted EBITDAre	107,387	109,333	176,894	186,748
Recently acquired hotel prior ownership Adjusted EBITDAre (4)	—	1,300	—	2,478
Held for sale hotel Adjusted EBITDAre (5)	(2,803)	(3,026)	(5,008)	(5,426)
Sold hotel Adjusted EBITDAre (6)	—	(4,531)	943	(9,430)
24 Hotel Comparable Portfolio Adjusted EBITDAre	104,584	103,076	172,829	174,370
Prior year property tax adjustments, net (9)	136	(101)	117	(101)
24 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$104,720	$102,975	$172,946	$174,269

* Footnotes on page  16

(1)	24 Hotel Comparable Portfolio Adjusted EBITDAre Margin is calculated as 24 Hotel Comparable Portfolio Adjusted EBITDAre divided by Total 24 Hotel Comparable Portfolio Revenues.
(2)

24 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 24 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 24 Hotel Comparable Portfolio Revenues.

(3)

Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort.

(4)	Recently acquired hotel includes hotel revenues and Adjusted EBITDAre generated during the prior ownership period for the Oceans Edge Resort & Marina, acquired in July 2017.
(5)

Held for sale hotel includes hotel revenues and Adjusted EBITDAre generated by the Hyatt Regency Newport Beach, which the Company classified as held for sale at June 30, 2018 and subsequently sold in July 2018.

(6)

Sold hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Marriott Philadelphia and the Marriott Quincy, both of which were sold in January 2018, along with the Marriott Park City and the Fairmont Newport Beach, sold in June 2017 and February 2017, respectively.

(7)

Non-hotel operating expenses, net include the following: the amortization of lease intangibles; the amortization of a favorable management agreement; noncash ground rent; and capital lease obligation interest - cash ground rent.

(8)

Hurricane-related uninsured losses for the second quarter of 2018 include $16,000 at the Oceans Edge Resort & Marina. Hurricane-related uninsured losses for the first six months of 2018 include $80,000 at the Oceans Edge Resort & Marina and a total of $5,000 at the two Houston hotels.

(9)

Prior year property tax adjustments, net for both the three and six months ended June 30, 2018 exclude the additional net expense of $0.1 million. Prior year property tax adjustments, net for both the three and six months ended June 30, 2017 exclude the additional net benefit of $0.1 million.